EXHIBIT 99.1

GeneLink BioSciences, Inc. Names Doug Boyle to Board of Directors

Orlando, Florida – October 5, 2009 – GeneLink BioSciences, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), has appointed Doug Boyle to the Company’s Board of Directors. Mr. Boyle brings significant financial, corporate government and operational experience to GeneLink and will serve as Chairman of the Audit Committee.

“On behalf of GeneLink BioSciences, I would like to welcome Doug to the Board of Directors,” said Dr. Bernard Kasten, Executive Chairman. “Doug’s financial and business experience will be an asset to GeneLink and its shareholders. We look forward to working with Doug as we focus on growing GeneWize and leveraging GeneLink’s assets. I expect Doug will be a tremendous asset as GeneLink has entered an exciting growth phase as an operational and public company and as we push towards profitability.”

Mr. Boyle, MBA, CPA, CMA serves as the President of Empirical Healthcare Consulting, LLC. He has over 20 years of professional experience in the areas of finance, operations, corporate governance and business turnarounds, including over 17 years of experience in healthcare as a financial and operational executive. He has served in executive roles in start-up, middle market and Fortune 500 companies where he has held the titles of Chief Executive Officer, President, Chief Operations Officer and Chief Financial Officer. He also worked as a Senior Auditor for KPMG Peat Marwick. Doug also led the national financial revenue operations for Quest Diagnostics Incorporated, and was CFO for Doylestown Hospital and Health Care System and MediMax Incorporated (a healthcare financing company). Doug holds an MBA from Columbia University and a BS in Accounting from the University of Scranton.

About GeneLink BioSciences, Inc:

GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com

About GeneWize Life Sciences, Inc.:

GeneWize is the first direct selling industry company to focus on providing individually customized nutritional and skin care formulations based on a consumer’s personal DNA assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.

Every LifeMap Me™ custom nutritional formula and LifeMap Me™ custom skin care formula is “made exclusively” for each customer. This is a revolutionary new scientific approach to delivering products that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com

This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Tel: 407-772-7164
317 Wekiva Springs Rd. Suite 200,	Email: IR@genelinkbio.com
Longwood, FL. 32779
Tel: 800-558-4363 Email: mtaylor@genelinkbio.com